Press Release	For Further Information: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com

Photronics Announces Closing of Joint Venture in Taiwan with
Dai Nippon Printing

Creates Largest Domestic Supplier of Leading Edge Photomasks in Taiwan

BROOKFIELD, Connecticut April 3, 2014 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today announced the successful closing of the previously announced joint venture with Dai Nippon Printing Co., Ltd. (DNP) (7912:Tokyo Stock Exchange). The joint venture, Photronics DNP Mask Corporation (PDMC), will focus on serving semiconductor manufacturers in Taiwan. The closing followed regulatory approvals received from Taiwan authorities on March 28, 2014. The joint venture was effective at 12:00 a.m., Taiwan time, April 4, 2014.

     The non-cash transaction merged DNP Photomask Technology Taiwan Co., Ltd. (DPTT), a wholly owned subsidiary of DNP, into Photronics Semiconductor Mask Corporation (PSMC), a wholly owned subsidiary of Photronics. Photronics and DNP own 50.01% and 49.99% of the joint venture, respectively, and the financial statements will be included in the consolidated financial statements of Photronics.

     Governance of PDMC will be shared by Photronics and DNP through a seven member board of directors with four Photronics members and three DNP members. Dr. Peter Kirlin, Photronics’ President, will be named Chairman of the Board of PDMC, Mr. Hideyuki Tanaka from DNP will be named Vice Chairman and Vice General Manager, and Dr. Frank Lee, PSMC President, was named General Manager.

     Constantine (“Deno”) Macricostas, Photronics' Chairman and Chief Executive Officer, commented, “This is a very exciting day for our customers, partners and employees. Photronics DNP Mask Corporation provides a combination of high-end technology and manufacturing capacity, with scale and efficiency to offer superior long-term, strategic capabilities for our customers in the region. Our high-end technology, strong financial foundation and efficient operating model offer a powerful and sustainable solution for semiconductor manufacturers in Taiwan.”

     Koichi Takanami, Executive Vice President, Dai Nippon Printing Co., Ltd. stated, “Taiwan is an important photomask market. Photronics DNP Mask Corporation will bring to that market a combination of DNP's logic photomask technologies, Photronics, Inc.'s memory photomask technologies, and economies of scale. We will continue to work hard at customer satisfaction by maximizing both companies' strengths in order to provide enhanced products and services.”

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

About Dai Nippon Printing

DNP [Dai Nippon Printing Co., Ltd.] is a world-class comprehensive printing company with 1.446 trillion yen in annual revenues and approximately 40,000 employees. Based in Tokyo, Japan, DNP offers a broad range of products and services for publishing, commercial printing, smart cards, networking, and electronics components, among others. Its products in the electronics field include color filters and other components for LCDs, photomasks, and semiconductor-related components. In the photomask market DNP is a world leader, utilizing its time-honored printing techniques and know-how in the fabrication of cutting- edge photomasks.

05-2014